EXHIBIT 4.9

A 002761

MINISTRY OF THE RUSSIAN FEDERATION
FOR COMMUNICATIONS

LICENSE
No. 5331

In accordance with the Laws on Communications in the Russian Federation the
Ministry of the Russian Federation for Communications
hereby permits

Closed Joint Stock Company
“EXTEL”

to engage in the communications activities

Legal Address:

236010, Kaliningrad, Kutuzova street, 27

Type of Operations:

provision of cellular radiotelephone communication services
within the 900 MHz band

Conditions for carrying out this type of activity and the territory are set forth in the attachment which is an integral part hereof

Term of validity of the License:	until August 01, 2006

Services to be rendered as of (no later than):	March 01, 1997

Date of registration of the License in the Unified Register of Communications Licenses:	November 04, 1996

First Deputy Federal Minister of the Russian Federation for Communications	[Signature] [Seal]	A. E. Krupnov

Ministry of the Russian Federation for Communications

CONDITIONS FOR CARRYING OUT ACTIVITIES
UNDER LICENSE NO. 5331

1.

CJSC “EXTEL” (the Licensee) is hereby authorized to provide cellular radio-telephone communications services of the public communication network using the GSM band equipment within the 900 Mhz (SPS-900) frequency band on the territory of Kaliningrad oblast.

The cellular communication services shall be provided with the use of the Licensee’s communication network which shall exist as a part of the Russian Federation unified SPS-900 cellular communication network.

The Licensee shall participate in the efforts of the body empowered by the Ministry of the Russian Federation for Communications to coordinate work on the creation of a unified SPS-900 communication network.

2.

The installed capacity of the network and the percentage of territory covered, provided that sufficient frequency resources are allocated under the project, must constitute as of December 31 of each year, respectively, not less than:

1996 -	1,500 numbers -	10%
1997 -	2,000 numbers -	20%
1998 -	3,714 numbers -	30%
1999 -	6,000 numbers -	50%
2001 -	19,269 numbers -	95%

3.

The Licensee must provide services on the licensed territory to any person requiring such services, provided the corresponding technical capacity is available.

Refusal to provide the services may be caused by circumstances under which:

•

provision of service may create danger to the security and defense of the state, health and security of people;

•

provision of service is impossible due to physical, topographic or other natural obstacles;

•

the consumer without reasonable cause disagrees with the terms of provision of service, or does not make timely payments for the provided service;

•

the consumer utilizes or intends to utilize communications equipment for any illegal purposes, receives communication services through unlawful methods, operates equipment provided in violation of the rules of technical operation, or utilizes uncertified equipment.

Ministry of the Russian Federation for Communications

Refusal in each specific case must have a basis.

4.

Each subscriber of the unified SPS-900 network shall have an opportunity to use the SPS-900 network created by the Licensee irrespective of the place of subscriber’s registration and the place where subscriber’s equipment has been acquired.

5.

The SPS-900 network must provide for outgoing and incoming connections between SPS-900 subscribers and subscribers of the public communications network of the Russian Federation.

6.

Any activities of the Licensee related to the interconnection of its SPS-900 network with foreign cellular communication GSM networks shall be approved by the Ministry of the Russian Federation for Communications or any body authorized thereby.

7.

The Licensee shall observe the existing ETSI standards and the corresponding rules and regulations of the Russian Federation.

Structural principles and operational capacities of the SPS-900 communication network must conform to international recommendations related to organization of such networks.

The Licensee’s network shall interact with similar networks of the Russian Federation pursuant to the general organizational scheme of the unified SPS-900 cellular network of the Russian Federation approved by the Ministry of the Russian Federation for Communications.

8.

SPS-900 network created by the Licensee shall be connected to the public communication network of the Russian Federation at the intra-zonal or long-distance level pursuant to the General Scheme of the unified SPS-900 cellular network of the Russian Federation, subject to the technical conditions issued by OJSC Elektrosvyaz of Kaliningrad region or OJSC Rostelecom, respectively.

Long distance and international communication services to the Licensee’s network subscribers shall be rendered only through the public communications network of the Russian Federation.

9.

The numbering in the Licensee’s communication network must conform to the numbering plan of the public communications GSM network of the Russian Federation and the international GSM numbering plan.

10.

Subscriber cards required to identify the subscribers and effect settlements for the provided services of the unified SPS-900 cellular communication network of the Russian Federation shall be issued pursuant to a standard format to be approved by the Ministry of the Russian Federation for Communications or any body authorized thereby.

Ministry of the Russian Federation for Communications

11.

The Licensee’s SPS-900 network shall be designed and constructed so that the percentage of failures in the SPS-900 network per hour of maximum traffic shall not exceed 5%.

12.

The Licensee shall provide the users with communication services the quality of which corresponds to standards, technical norms, certificates and terms of agreements for provision of communication services.

13.

The Licensee shall be liable to users for non-fulfillment or unsatisfactory fulfillment of its obligations in the order and to the extent provided by applicable legislation of the Russian Federation.

14.

The Licensee shall be obligated to provide mobile cellular communications services on a daily basis, 24 hours a day, except breaks for carrying out necessary repair and maintenance works, which shall be scheduled for a time when the same cause the least harm to users.

15.

The Licensee shall be obligated to create an information service and publish a directory of subscribers of the network.

16.

The network shall be created only upon availability of the design documentation worked out in accordance with the Construction Norms and Rules and Departmental Norms of Technological Designing (SNiP, VNTP) applicable in the Russian Federation and agreed pursuant to the established procedure.

17.

The Licensee shall be obliged to meet requirements of the Ministry of the Russian Federation for Communications regarding the procedures for traffic passing and services.

In cases stipulated by legislation of the Russian Federation the centralized coordination of the Licensee’s communications networks shall be carried out directly by the Ministry of the Russian Federation for Communications.

18.

Expenses relating to the Licensee’s communications network design and construction, its connection to the public communications network of the Russian Federation, and approval of the conditions of electromagnetic compatibility of the utilized radio equipment with the existing radio devices and settlements with the public communications network operators of the Russian Federation and other SPS-900 network operators, as well as development and issuance of regulatory documents, shall be borne by the Licensee.

Ministry of the Russian Federation for Communications

19.

Mutual traffic settlements with public communications network operators shall be performed by the Licensee in accordance with the procedure established for the public communications network of the Russian Federation by the Ministry of the Russian Federation for Communications.

20.

The tariffs for communications services shall be established on the contractual basis.

In cases stipulated by the legislation of the Russian Federation tariffs for specific types of communications services provided by communications enterprises, may be regulated by the State.

Calls to emergency services (fire brigades, police, ambulance, gas emergency services, mining rescue service, and others) must be provided free-of-charge to all individuals and legal entities.

Payments for interconnections between the networks shall be established on the basis of contracts, conditions and provisions agreed among communications companies. Disputes on such matters shall be resolved by the court or arbitration tribunal.

Subscribers shall not be charged for any calls if actual connection was not established.

21.

The Licensee will make a gratuitous and non-refundable contribution, specially designated for the development of the public communication network of the Russian Federation.

The form, amount, terms and procedure for making the contribution shall be established by the Ministry of the Russian Federation for Communications and shall be fixed by the conditions to enactment of license making an inalienable part hereof.

22.

Specific categories of state officials, diplomatic and consulate representatives of foreign states, representatives of international organizations, as well as specific groups of individuals may have certain privileges and priorities while using telecommunication facilities in terms of the order of priority, procedure of use and the amount of payment for communication services.

The list of privileges as well as categories of officials and individuals entitled to such privileges and priorities shall be determined by the legislation of the Russian Federation and normative legal acts of the political subdivisions of the Russian Federation, as well as by international treaties and agreements of the Russian Federation.

23.

The Licensee must provide official telecommunications free-of-charge pursuant to the procedure established by the Ministry of the Russian Federation for Communications.

Ministry of the Russian Federation for Communications

24.

Should any acts of God, quarantines or other emergency situations arise which are provided for by the legislation of the Russian Federation, the authorized state bodies shall have the right of priority utilization and suspension of operation of networks and communication devices of the Licenses.

25.

The Licensee shall provide an absolute priority for all emergency messages related to personal safety at sea, or land, in the air or space, carrying out of emergency measures in the area of defense, security and law enforcement in the Russian Federation, as well as for messages on major accidents, catastrophes, epidemics, epizootic and acts of God.

26.

At the request of the Ministry of the Russian Federation for Communications, the Licensee shall provide information on the technical condition and development prospects of the network, conditions for the provision of telecommunication services and existing tariffs.

27.

The Licensee shall provide for strict confidentiality of communications.

Any information on messages being transmitted through the communication network of the Licensee, as well as the messages themselves may be disclosed only to the senders and addressees or their legal representatives.

Any tapping of telephone conversations, review of electronic communication messages, receipt of any information thereon or any other limitation of communication confidentiality shall be permitted only on the basis of the applicable legislation of the Russian Federation.

28.

During development, establishment and operation of the communication network, the Licensee shall, pursuant to the legislation of the Russian Federation, render assistance and allow the criminal investigation agencies to carry out such investigations using the communication network, and shall take actions to prevent disclosure of any organizational and tactic methods of such activities.

Should communication devices be used for criminal purposes harmful to the interests of individuals, society and the state, operation of the networks and communications equipment of the Licensee may be suspended by the authorized state bodies in accordance with legislation of the Russian Federation.

Connection of subscribers shall be effected after requirements of the Law of the Russian Federation “On Criminal Investigation Activities in the Russian Federation” are met.

29.

The Licensee shall be obliged to take measures to prevent any unauthorized interference with management of the network and any unauthorized control over its operation.

Ministry of the Russian Federation for Communications

30.

At the request of the Ministry of the Russian Federation for Communications, the Licensee shall allow to carry out tests of the equipment using its network, unless it affects its operations.

31.

The commencement of the provision of communications services shall be permitted, in accordance herewith, only if the Licensee has obtained the permission to use radio frequencies and operate the network, issued by the State Communications Control Service of the Russian Federation

32.

Use of technical communications devices shall be permitted provided a compliance certificate from the Ministry of the Russian Federation for Communications has been obtained.

33.

The Licensee shall not obstruct any inspections of the technical parameters of the network by the State Communications Control Service of the Russian Federation, and, if necessary, shall give such Service access to its measuring devices to be used for such work.

34.

This License shall be governed, construed and performed in accordance with the applicable legislation of the Russian Federation.

35.

The Licensee shall operate in accordance with the regulatory acts and applicable legislation of the Russian Federation.

36.

The Ministry of the Russian Federation for Communications and Information reserves the right to introduce any amendments to this license due to any changes in the applicable legislation of the Russian Federation.

37.

The Licensee shall submit to local statistical agencies and the Ministry of the Russian Federation for Communications and Information periodic and annual state statistical reports on communications in accordance with the procedure established by the State Committee for Statistics of the Russian Federation.

Violation of the procedure for submission of statistical reports shall result in administrative liability in accordance with the applicable legislation.

38.

This License may not be assigned to another person.

39.

The License shall be registered within thirty days upon its issuance with the Territorial Department of the State Communications Control Service of the Russian Federation.

Ministry of the Russian Federation for Communications

In case of any change in the mailing address or banking details or the telephone numbers, the Licensee shall within a week inform the Ministry of the Russian Federation for Communications and the Territorial Department of the State Communications Control Service accordingly.

40.

License #2253 of July 27, 1995, shall cease force and effect upon registration hereof.

First Deputy Federal Minister of the Russian Federation on Communications	[Signature]	A. E. Krupnov

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	N. M. Popov

Ministry of the Russian Federation for Communications

Conditions to Enactment of License 5331

1.

The Licensee shall make a gratuitous non-refundable contribution intended for development of public communications networks of the Russian Federation.

2.

The gratuitous and non-refundable contribution shall be used towards development of networks and public communication network facilities, necessary for the maintenance of outgoing and incoming traffic (local, long distance and international), created by the cellular mobile communications network (SPS-900).

3.

The gratuitous and non-refundable contribution shall be determined as the Ruble equivalent of US$ 2,718,300 (two million seven hundred and eighteen thousand three hundred US Dollars) calculated at the exchange rate quoted by the Central Bank of the Russian Federation as at the date of payment.

4.

The gratuitous and non-refundable contribution shall be made within the term of the license as special-purpose contributions pursuant to a decision of the Board of Directors of the Association of the GSM-900 Federal Cellular Network Operators and shall be used for special-purpose programs of development of the Russian Federation unified SPS-900 cellular communication network, approved by the Ministry of the Russian Federation for Communications.

These conditions shall constitute an integral part of License # 5331.

First Deputy Federal Minister for Communications	[Signature]	A. Ye. Krupnov